=============================================================================
                                SCHEDULE 14A
                               (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                Exchange Act of 1934 (Amendment No.           )
Filed by the Registrant   [X]
Filed by a party other than the Registrant   [ ]
Check the appropriate box:
[ ]   Preliminary proxy statement     [ ]   Confidential, For Use of the
                                            Commission Only (as permitted
[X]   Definitive proxy statement            by Rule 14a-6(e)(2))
[ ]   Definitive additional materials
[ ]   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                            Micrel, Incorporated
             (Name of Registrant as Specified in Its Charter)
 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]   No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:
      _______________________________________________________________________

(2)   Aggregate number of securities to which transaction applies:
      _______________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      _______________________________________________________________________

(4)   Proposed maximum aggregate value of transaction.
      _______________________________________________________________________

(5)   Total fee paid:
      _______________________________________________________________________
      [ ]  Fee paid previously with preliminary materials:
      _______________________________________________________________________
      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)   Amount previously paid:
      _______________________________________________________________________

(2)   Form, Schedule or Registration Statement No.:
      _______________________________________________________________________

(3)   Filing Party:
      _______________________________________________________________________

(4)   Date Filed:
      _______________________________________________________________________

                                [MICREL LOGO]
                             MICREL, INCORPORATED
                              1849 Fortune Drive
                          San Jose, California 95131

                   Notice of Annual Meeting of Shareholders
                            To Be Held May 21, 1998

To the Shareholders of Micrel, Incorporated:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Micrel, Incorporated, a California corporation (the "Company"), will be held at the Company's offices located at 1931 Fortune Drive, San Jose, California 95131 on May 21, 1998 at 12 noon, local time, for the following purposes:

     1. ELECTION OF DIRECTORS. To elect five directors of the Company to serve until the 1999 Annual Meeting or until their successors are duly elected and qualified;

     2. SELECTION OF INDEPENDENT AUDITORS. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 1998; and

     3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement which is attached hereto and made a part hereof. The Annual Meeting will be open to shareholders of record, proxy holders, and others by invitation only. Beneficial owners of shares held by a broker or nominee must present proof of such ownership to attend the meeting.

     The Board of Directors has fixed the close of business on April 2, 1998 as the record date for determining the shareholders entitled to notice of and to vote at the 1998 Annual Meeting of Shareholders and any adjournment or postponement thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.
                                      By Order of the Board of Directors,

                                      /s/ Raymond D. Zinn
                                      Raymond D. Zinn
                                      President, Chief Executive Officer and
                                      Chairman of the Board of Directors
San Jose, California
April 16, 1998

                               [MICREL LOGO]
                            MICREL, INCORPORATED
                             1849 Fortune Drive
                         San Jose, California 95131
                               ----------------
                               PROXY STATEMENT
                               ----------------

                       Annual Meeting of Shareholders
                                May 21, 1998

     The enclosed proxy is solicited on behalf of the Board of Directors of Micrel, Incorporated, a California corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 12 noon, local time, at the Company's offices at 1931 Fortune Drive, San Jose, California 95131, on May 21, 1998, and at any adjournment or postponement thereof. Only holders of the Company's Common Stock of record on April 2, 1998 will be entitled to vote. Holders of Common Stock are entitled to one vote for each share held. There is no cumulative voting. At the close of business on the record date, there were approximately 19,667,230 shares of the Company's Common Stock outstanding. All Common Stock numbers in this Proxy Statement have been adjusted to reflect the effect of the two for one stock dividend declared by the Company payable August 19, 1997.

     The presence in person or by proxy of a majority of the shares entitled to vote is necessary to constitute a quorum at the Annual Meeting.
Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but are not counted for any purpose in determining whether a matter is approved. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy for quorum purposes, but which are not voted on a particular matter.

     Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to its exercise. A proxy may be revoked by filing an instrument revoking it, or a duly executed proxy bearing a later date, with the Secretary of the Company prior to the meeting, or by attending the Annual Meeting and electing to vote in person.

     The shares represented by a duly executed and unrevoked proxy in the form accompanying this Proxy Statement will be voted in accordance with the instructions contained therein, and in the absence of instructions, such shares will be voted FOR the nominees for director named herein, and FOR the ratification of auditors and according to the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting.

     This Proxy Statement and the accompanying proxy were first sent by mail to shareholders on or about April 16, 1998. The costs of this solicitation are being borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited personally or by telephone, facsimile or telegram by certain of the Company's directors, officers and regular employees, without additional compensation.


                               PROPOSAL NO. 1

                           ELECTION OF DIRECTORS

     As set by the Board of Directors pursuant to the Bylaws of the Company, the authorized number of directors to be elected is five. Directors will hold office from the time of their election until the next Annual Meeting or until their successors are duly elected and qualified. The nominees receiving the highest number of affirmative votes will be elected as directors. Only votes cast for a nominee will be counted in determining whether that nominee has been elected as director. Shareholders may withhold authority to vote for the entire slate as nominated or, by writing the name of an individual nominee in the space provided on the proxy card, withhold the authority to vote for any individual nominee. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under California law.

     The following five persons have been nominated by the Board of Directors for election to the Board: Raymond D. Zinn, Warren H. Muller, Larry L. Hansen, George Kelly and Dale L. Peterson. All of the nominees are incumbent directors. If any of the nominees should decline or be unable to act as a director, the shares may be voted for such substitute nominees as the persons appointed by proxy may in their discretion determine.

     The experience and background of each of the nominees are set forth below.

     Raymond D. Zinn, age 60, is a co-founder of the Company and has been its President, Chief Executive Officer and Chairman of its Board of Directors since the Company's inception in 1978. Prior to co-founding the Company, Mr. Zinn held various management and manufacturing executive positions in the semiconductor industry at Electromask TRE, Electronic Arrays, Inc., Teledyne, Inc., Fairchild Semiconductor Corporation and Nortek, Inc. He holds a B.S. in Industrial Management from Brigham Young University and a M.S. in Business Administration from San Jose State University.

     Warren H. Muller, age 59, is a co-founder of the Company and has served as a member of the Company's Board of Directors and as its Vice President of Test Operations since the Company's inception in 1978. He was previously employed in various positions in semiconductor processing and testing at Electronic Arrays, Inc. and General Instruments Corporation. Mr. Muller holds a B.S.E.E. from Clarkson College.

     Larry L. Hansen, age 69, joined the Company's Board of Directors in June 1994. From October 1988 to January 1991, Mr. Hansen served as Executive Vice President of Tylan General, Inc. From February 1964 to September 1988, Mr. Hansen was employed by Varian Associates, where he last served as Executive Vice President. From 1975 to 1979, Mr. Hansen served as Chairman of the U.S. Department of Commerce Technical Advisory Committee on Semiconductor Manufacturing Equipment. Mr. Hansen serves on the Board of Directors of Signal Technology Corp. and Electro Scientific Industries, Inc.

     George Kelly, age 63, joined the Company's Board of Directors in June 1994. He is a retired partner of Deloitte & Touche LLP, where he worked for thirty years until his retirement in June 1989. He is also an adjunct lecturer at Santa Clara University and serves on the Board of Directors of Ion Systems, Inc., a private company.

     Dale L. Peterson, age 62, joined the Company's Board of Directors in June 1994. He is currently Chief Executive Officer and Chairman of the Board of Directors of Signal Technology Corp., where he has been employed since 1989. Mr. Peterson served as President of Signal Technology Corp. until 1993.



                         THE BOARD OF DIRECTORS RECOMMENDS
                  A VOTE FOR THE ELECTION OF EACH NAMED NOMINEE

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 15, 1998, by (i) each shareholder known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors and nominees, (iii) the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") and (iv) all executive officers and directors of the Company as a group.


      5% SHAREHOLDERS, DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS

                                                      Number of Shares
                                                    Beneficially Owned(1)
                                                ----------------------------
5% Shareholders, Directors, Nominees and
----------------------------------------
  Named Executive Officers                         Number        Percent(2)
  ------------------------                      ------------   -------------
FMR Corp. and Fidelity Management Trust Company
    82 Devonshire Street
    Boston, MA 02109(3).........................  2,107,800        10.7%
Pilgrim Baxter & Associates, Ltd. and PBHG
  Growth Fund
    825 Duportail Road
    Wayne, PA 19087(4)..........................  1,860,500         9.5%
Wasatch Advisors, Inc.
    68 South Main Street, Suite 400
    Salt Lake City, Utah  84101(5)..............  1,021,128         5.2%
Raymond D. Zinn(6)..............................  3,057,100        15.5%
Warren H. Muller(7).............................  2,936,200        14.9%
John D. Husher..................................    224,094         1.1%
Robert J. Barker(8).............................     80,000         *
George Anderl...................................        ---         *
Larry L. Hansen(9)..............................     17,500         *
George Kelly(10)................................     17,500         *
Dale L. Peterson(11)............................     17,500         *
All executive officers and directors as a group
(9 persons)(12).................................  6,547,094        33.0%

=====================

*Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March
        15, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the tables have sole voting and investment power with respect to the shares set forth opposite such person's name.
(2) Percentage beneficially owned is based on 19,662,880 share outstanding as of March 15, 1998.
(3)     Based on a Schedule 13GA dated March 10, 1998, FMR Corp. and Fidelity
        Management Trust Company have the sole voting and dispositive power with respect to 2,107,800 shares of the Company's Common Stock as of February 28, 1998. Fidelity Management Trust Company is a wholly owned subsidiary of FMR Corp.
(4)     Based on a Schedule 13GA dated February 17, 1998, Pilgrim Baxter &
        Associates, Ltd. and PBHG Growth Fund have shared voting power with respect to 1,860,500 shares of the Company's Common Stock and sole dispositive power with respect to 1,860,500 shares of the Company's
        Common Stock as of December 31, 1997.

                                       3



(5)     Based on a Schedule 13GA dated February 11, 1998, Wasatch Advisors,
        Inc. has sole voting and dispositive power with respect to 1,021,128 shares of the Company's Common Stock as of December 31, 1997.
(6) Includes 14,000 shares subject to stock options exercisable within 60 days of March 15, 1998.
(7) Includes 6,000 shares subject to stock options exercisable within 60 days of March 15, 1998.
(8) Includes 80,000 shares subject to stock options exercisable within 60 days of March 15, 1998.
(9) Includes 17,500 shares subject to stock options exercisable within 60 days from March 15, 1998.
(10) Includes 15,000 shares subject to stock options exercisable within 60 days of March 15, 1998.
(11) Includes 15,500 shares subject to stock options exercisable within 60 days of March 15, 1998.
(12) Includes 152,000 shares subject to stock options exercisable within 60 days of March 15, 1998.


Relationships Among Directors or Executive Officers

     There are no family relationships among any of the directors or executive officers of the Company.

Committees and Meetings of the Board of Directors

     The Board of Directors held four regularly scheduled or special meetings during the fiscal year ended December 31, 1997 (the "Fiscal Year"). Each current member of the Board of Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of the Committees on which he served during the Fiscal Year. The Company has standing Audit and Compensation Committees of the Board of Directors. The Board of Directors does not have a nominating committee or committee performing the functions of a nominating committee.

     Audit Committee. The Audit Committee, consisting of Messrs. Peterson and Kelly, reviews with the Company's independent auditors and management the scope and results of the annual audit, the scope of other services provided by the Company's independent auditors, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls and makes recommendations to the Board of Directors on the engagement of the independent auditors, as well as other matters which may come before it or as directed by the Board of Directors. The Audit Committee met four times during the Fiscal Year.

     Compensation Committee. The Compensation Committee consists of Messrs. Kelly and Hansen. The Compensation Committee makes recommendations to the Board of Directors regarding all forms of compensation to executive officers and all bonus and stock compensation to employees, administers the Company's stock option plans and performs such other duties as may from time to time be determined by the Board of Directors. The Compensation Committee met four times during the Fiscal Year.

Employment Agreements

     None of the Named Executive Officers has an employment agreement with the Company.

Compensation of Directors

     Non-employee directors of the Company received $1,000 in compensation for each Board of Directors meeting attended and $1,000 for each Committee meeting not held in conjunction with a Board meeting.

     The Company's 1994 Stock Option Plan (the "1994 Option Plan") provides for annual automatic grants of nonqualified stock options to continuing non-employee directors. On the date of each annual shareholders' meeting, each individual who is at the time continuing to serve as a non-employee director will automatically be granted an option to purchase 5,000 shares (which number was not increased as a result of the stock dividend) of the Company's Common Stock. All options automatically granted to non-employee directors will have an exercise price equal to

100% of the fair market value on the date of grant and become exercisable at a rate of 25% per year commencing on the first anniversary of the date of grant, such that the option is fully exercisable four years from the grant date. On May 22, 1997, Messrs. Kelly, Hansen and Peterson received an automatic stock option grant under the Company's 1994 Option Plan for 5,000 (which number was subsequently adjusted for the stock dividend to 10,000) shares each of the Company's Common Stock at an exercise price of $25.625 per share.

Compensation Committee Report on Executive Compensation

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

     Compensation Philosophy. The Committee believes that the primary goal of the Company's compensation program should be related to creating shareholder value. The Committee seeks to offer the Company's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance. The executive compensation program is designed to attract and retain executive talent that contributes to the Company's long-term success, to reward the achievement of the Company's short-term and long-term strategic goals, to link executive officer compensation and shareholder interests through equity-based plans, and to recognize and reward individual contributions to Company performance.

     The compensation of the Company's executive officers consists of three principal components: salary, bonus and long-term incentive compensation.

     Salary. Salaries for the Company's executive officers are determined primarily on the basis of the executive officer's responsibility, general salary practices of peer companies and the officer's individual qualifications and experience. The base salaries are reviewed annually and may be adjusted by the Committee in accordance with certain criteria which include (i) individual performance, (ii) the functions performed by the executive officer,
(iii) the scope of the executive officer's on-going duties, (iv) general changes in the compensation peer group in which the Company competes for executive talent and (v) the Company's financial performance, generally. The weight given such factors by the Committee may vary from individual to individual.

     Bonus. In order to increase incentives for outstanding performance, a portion of each executive officer's compensation is paid in the form of contingent cash bonuses. The bonus amounts for executive officers are dependent in part on the Company's net income performance, as well as individualized criteria such as achievement of specified goals for the department or divisions for which the executive officer has responsibility and satisfactory completion of special projects supervised by the executive officer.

     Long-Term Incentive Awards. Stock options serve to further align the interests of management and the Company's shareholders by providing executive officers with an opportunity to benefit from the stock price appreciation that can be expected to accompany improved financial performance. Options also enhance the Company's ability to attract and retain executives. The number of option shares granted and other option terms, such as vesting, are determined by the Committee, based on recommendations of management in light of, among other factors, each executive officer's level of responsibility, prior performance and other compensation. However, the Company does not provide any quantitative method for weighing these factors, and a decision to grant an award is primarily based upon an evaluation of the past as well as the future anticipated performance and responsibilities of the individual in question.

     Chief Executive Officer Compensation. The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Raymond D. Zinn's base salary for fiscal 1997 was $268,406. Mr. Zinn's base salary for 1997 was established, in part, by comparing the base salaries of chief executive officers at other companies of similar size and geographic location using published compensation sources. Mr. Zinn's compensation is also based on his position and responsibilities, his past and expected contribution to the Company's future success and on the financial performance of the Company.

     Policy Regarding Deductibility of Compensation. The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to the executive officers of a publicly-held corporation, which is not performance-based compensation is limited to no more than $1 million per year per officer. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1998 will exceed the $1 million limit per officer. Under Treasury regulations, any compensation realized by an executive officer with respect to stock options granted under the Company's 1989 Stock Option Plan prior to the date of this Annual Meeting is expected to qualify as performance-based compensation not subject to the $1 million limitation. Option grants under the 1994 Stock Option Plan are intended to qualify as performance-based compensation not subject to the $1 million limitation.
                                    COMPENSATION COMMITTEE

                                    Larry L. Hansen, Chairman
                                    George Kelly

                EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table sets forth the annual compensation earned during the years ended December 31, 1997, 1996 and 1995 by the Company's Chief Executive Officer and each of the Named Executive Officers:

                           Summary Compensation Table

                                     Annual              Long-Term
                                  Compensation         Compensation
                           --------------------------  ------------
                                                       Securities   All Other
Name and                                     Bonus     Underlying  Compensation
Principal Position        Year  Salary($)(1) ($)(2)    Options(#)    ($)(3)
------------------------  ----  ------------ --------- ----------  ------------
Raymond D. Zinn,........  1997    $268,406    $300,000        --    $ 18,072(4)
 President, Chief         1996     215,792     100,000    70,000      39,310(5)
 Executive Officer        1995     222,257      30,000        --       1,390
 and Chairman of
 the Board

Warren H. Muller,.......  1997     185,163     100,000        --       7,729
 Vice President           1996     168,580      23,000    30,000       7,665
 and Secretary            1995     164,188       5,000        --       1,390

John D. Husher,.........  1997     158,121     100,000        --      10,623
 Vice President,          1996     145,932      18,000    20,000       8,342
 Wafer Fabrication        1995     138,299       5,000        --       1,763
 Division

Robert J. Barker,.......  1997     155,179     103,000        --       1,010
 Vice President,          1996     141,277      23,000        --         913
 Finance and Chief        1995     132,954       6,000        --         615
 Financial Officer

George Anderl,..........  1997     161,687     129,800        --       1,670
 Vice President,          1996      83,654      10,000   200,000         913
 Sales and
 Marketing (6)

--------------
(1)     All salaries for a particular year reflect amounts paid in that year. Due to the timing of actual payroll dates, salaries reflect
        27 bi-weekly payments in 1997 and 26 bi-weekly payments in 1996 and
        1995.
(2)     All bonuses for a particular year reflect amounts earned in that year whether accrued or paid.


                                       6


(3) Represents premiums paid on term life insurance and in 1996 and 1997, an automobile allowance of $6,000 for each of Messrs. Muller and Husher.
(4) Includes an automobile allowance of $6,375 and $11,697 in premiums paid on Mr. Zinn's behalf for life and disability insurance policies.
(5) Includes an automobile allowance of $6,375 and $32,935 in premiums paid on Mr. Zinn's behalf for life and disability insurance policies.
(6)     Mr. Anderl joined the Company on June 3, 1996.

                    Option Grants In Last Fiscal Year

     No stock options were granted to the Named Executive Officers during the fiscal year ended December 31, 1997.


 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

     The following table sets forth for each of the Named Executive Officers certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1997. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of December 31, 1997.

                                                    Number of Securities             Value of
                                                   Underlying Unexercised           Unexercised
                                                        Options at            In-the-Money Options at
                                                    December 31, 1997(#)      December 31, 1997($)(2)
                                                  -------------------------  -------------------------
                      Shares
                     Acquired         Value
    Name          on Exercise(#)  Realized($)(1)  Exercisable Unexercisable  Exercisable Unexercisable
    ----          --------------  --------------  ----------- -------------  ----------- -------------
Raymond D. Zinn...       --       $       --        14,000       56,000        $286,090   $1,144,360
Warren H. Muller..       --               --         6,000       24,000         122,610      490,440
John D. Husher....    4,000          119,750            --       16,000              --      338,000
Robert J. Barker..   80,000        1,642,500            --      160,000              --    4,280,000
George Anderl.....   40,000        1,125,000            --      160,000              --    3,380,000

-------------
(1)     Calculated by determining the difference between the fair market value of the securities underlying the option on the date of exercise and the exercise price of the Named Executive Officers'
        respective options.
(2)     Calculated by determining the difference between the fair market value of the securities underlying the option at December 31, 1997
        ($28.00 per share) and the exercise price of the Named Executive
        Officers' respective options.


Stock Performance Graph

     The following graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock from the date of the Company's initial public offering (December 9, 1994) through the end of the Company's last fiscal year (December 31, 1997), with the percentage change in the cumulative total return for The Nasdaq Stock Market (U.S. Companies) and the Hambrecht & Quist Technology Index. The comparison assumes an investment of $100 on December 9, 1994 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                [PERFORMANCE GRAPH FOR THE PERIOD DECEMBER 9,
                 1994 THROUGH DECEMBER 31, 1997 APPEARS HERE]


     The following table sets forth the data points used in preparing the Performance Graph:

                                    H&Q Technology   Nasdaq Stock
        Dates         Micrel, Inc.      Index        Market - U.S.
      ---------       ------------  --------------   -------------
      12/09/94          100.00          100.00          100.00
      12/31/94          161.11          106.35          104.56
      01/31/95          173.61          104.79          105.14
      02/28/95          197.22          113.88          110.70
      03/31/95          194.44          119.09          113.98
      04/30/95          197.22          128.01          117.57
      05/31/95          234.72          132.60          120.61
      06/30/95          255.56          148.56          130.38
      07/31/95          261.11          162.12          139.97
      08/31/95          311.11          163.98          142.80
      09/30/95          311.11          167.90          146.09
      10/31/95          252.78          170.25          145.25
      11/30/95          183.33          168.16          148.66
      12/31/95          216.67          159.02          147.87
      01/31/96          208.33          161.37          148.60
      02/29/96          168.06          169.45          154.25
      03/31/96          158.33          162.08          154.76
      04/30/96          188.89          184.48          167.60
      05/31/96          183.33          187.26          175.30
      06/30/96          186.11          173.62          167.40
      07/31/96          191.67          155.78          152.49
      08/31/96          202.78          165.21          161.03
      09/30/96          263.89          184.31          173.35
      10/31/96          227.78          181.67          171.43
      11/30/96          279.17          203.09          182.03
      12/31/96          351.39          197.64          181.87
      01/31/97          423.61          218.80          194.79
      02/28/97          377.78          200.93          184.03
      03/31/97          322.22          188.38          172.01
      04/30/97          486.11          195.35          177.39
      05/31/97          588.89          224.75          197.50
      06/30/97          566.67          226.74          203.54
      07/31/97          729.17          263.22          225.03
      08/31/97          794.44          263.97          224.68
      09/30/97          940.27          274.80          237.97
      10/31/97          797.22          245.44          225.60
      11/30/97          769.44          242.88          226.72
      12/31/97          622.22          231.71          223.18


                                 PROPOSAL NO. 2

                      RATIFICATION OF INDEPENDENT AUDITORS


     The Board of Directors has selected Deloitte & Touche LLP ("Deloitte & Touche") as the Company's independent auditors for the fiscal year ending December 31, 1998. Deloitte & Touche has been the Company's independent auditors since 1980. In the event that ratification of this selection of auditors is not approved by a majority of the shares of the Company's Common Stock voting at the Annual Meeting in person or by proxy, management will reconsider its future selection of auditors.

     A representative of Deloitte & Touche is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. Moreover, he or she will be available to respond to appropriate questions from the shareholders.

     Unless marked to the contrary, proxies received will be voted "FOR" the ratification of the appointment of Deloitte & Touche as the independent auditors for the Company for the fiscal year ending December 31, 1998.

                     THE BOARD OF DIRECTORS RECOMMENDS

      A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE

                   AS THE COMPANY'S INDEPENDENT AUDITORS



                              OTHER MATTERS


Annual Report and Financial Statements

     The 1997 Annual Report of the Company, which includes its audited financial statements for the fiscal year ended December 31, 1997, has accompanied or preceded this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

     Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than ten percent of the Company's Common Stock ("Reporting Persons") are required to report, to the Securities and Exchange Commission and to the Nasdaq Stock Market, their initial ownership of the Company's stock and any subsequent changes in that ownership. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file these reports on a timely basis.

     Based solely on its review of the copies of such reports received by it or written representations from certain Reporting Persons that no Forms 3, 4 or 5 were required, the Company believes that during fiscal 1997, all Reporting Persons complied with all applicable filing requirements.

Shareholder Proposals

     Subject to Securities and Exchange Commission regulations, proposals of shareholders intended to be presented at the 1999 Annual Meeting must be received by the Secretary of the Company no later than December 18, 1998 to be included in the Company's 1999 Proxy Statement.

Other Business

     The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

     It is important that the proxies be returned promptly and that your shares be represented. Shareholders are urged to fill in, sign and promptly return the accompanying form in the enclosed envelope.


                                  By Order of the Board of Directors,


                                  /s/ Raymond D. Zinn
                                  Raymond D. Zinn
                                  President, Chief Executive Officer and
                                  Chairman of the Board of Directors
April 16, 1998
San Jose, California

                                                                      PROXY

                              MICREL, INCORPORATED
                               1849 FORTUNE DRIVE
                               SAN JOSE, CA 95131

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING ON MAY 21, 1998

     Raymond D. Zinn and Robert J. Barker, or any one of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Micrel, Incorporated (the "Company"), to be held on Thursday, May 21, 1998, and any adjournment or postponement thereof.

     Election of Five directors (or if any nominee is not available for election, such substitute as the Board of Directors or the proxy holders may designate). Nominees: Raymond D. Zinn, Warren H. Muller, Larry L. Hansen, George Kelly and Dale L. Peterson.




                 (Continued, and to be signed on the other side)



                             FOLD AND DETACH HERE



                                  [MICREL LOGO]
                           Annual Shareholder Meeting


                             Thursday, May 21, 1998
                                    12:00 pm

                               1931 Fortune Drive
                               San Jose, CA 95131


                               IMPORTANT Reminder
Whether or not you plan to attend this meeting, your vote is important to us. We urge you to complete, detach and mail the proxy card as soon as possible in the enclosed envelope.

We look forward to seeing you at the meeting. On behalf of the management and directors of Micrel, Incorporated, we want to thank you for your support.


                                                            Please Mark
                                                            your votes as [X]
                                                            indicated in
                                                            this example

The Board of Directors recommends a vote FOR the election of Directors and FOR proposal 2.

Shares represented by this proxy       2.To ratify the    FOR  AGAINST  ABSTAIN
will be voted as directed by the         appointment of   [  ]   [  ]     [  ]
shareholder. If no such directions       Deloitte &
are indicated, the Proxies will          Touche LLP as
have authority to vote FOR the           the Company's
election of all directors, and           independent
FOR item 2.                              Auditors for
                                         the Fiscal year
                                         ending December
                                         31, 1998.

                                       3.In their discretion, the Proxies are
1.Election of Directors                  authorized to vote upon such other
 (see reverse)                           business as may properly come before
                FOR  WITHHOLD            the Annual Meeting.
                [  ]   [  ]
                                       MARK HERE FOR ADDRESS
FOR, except vote withheld from         CHANGE AND NOTE AT RIGHT  [  ]
 the following nominee(s):

______________________________         PLEASE MARK, SIGN, DATE AND RETURN
                                       THIS PROXY CARD PROMPTLY USING THE
______________________________         ENCLOSED REPLY ENVELOPE.




Signature __________________________________________      Date __________,1998

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.




                             FOLD AND DETACH HERE


Travel Directions
to Micrel
(for meeting appointments)

From San Francisco Int'l Airport
or San Francisco via US 101:

  Take US 101 south (towards San
  Jose); exit Montague Expwy.;
  right at Trade Zone Blvd.; immedi-
  ate right at Ringwood Ave., left on
  Fortune Dr.

From San Jose Int'l Airport:                      (MAP TO MICREL OFFICE
                                                   AREA DISPLAYED HERE)
  Take Airport Parkway (becomes
  Brokaw Rd. then Murphy Rd.); left
  on Ringwood Ave.; right on
  Fortune Dr.

From San Francisco via I-280

  Take I-280 South (toward San
  Jose); exit I-880 north (toward
  Oakland); exit Montague Expwy.
  east; right at Trade Zone Blvd.;
  immediate right at Ringwood
  Ave., left on Fortune Dr.